                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          FLEETWOOD ENTERPRISES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                          FLEETWOOD ENTERPRISES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

  The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held at the corporate offices of Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California, on September 13, 1994 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1. To elect three directors to serve three-year terms ending in 1997, and until their successors are elected and qualified. Management has nominated for director the three persons specified in the accompanying Proxy Statement.
  2. To consider and act upon a proposal to approve Fleetwood's Senior Executive Incentive Compensation Plan.
  3. To consider and act upon a proposal to approve Fleetwood's amended and restated Long-Term Incentive Plan.
  4. To transact such other business as may properly come before the meeting.

  The close of business on July 15, 1994 has been fixed as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

  Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          William H. Lear
                                          Secretary

Riverside, California
Dated: July 20, 1994

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                                PROXY STATEMENT

  Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 13, 1994, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 15, 1994 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 20, 1994.

  Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing. To assure the presence in person or by proxy of the necessary quorum for holding the meeting, Fleetwood has employed the firm of D. F. King & Co., Inc. to assist in soliciting proxies by mail, telephone, and personal interview for fees and expenses estimated at approximately $10,000.

  As of the record date, 45,995,542 shares of Fleetwood's Common Stock, its only outstanding securities, were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

  Under Fleetwood's Bylaws, which provide for a "classified Board", three directors (out of a total of eight) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in 1997 and until their successors have been elected and qualified. Unless the vote is withheld by the shareholder, proxies will be voted for the re-election of Glenn F. Kummer, Dale
T. Skinner and Thomas A. Fuentes. If any of the nominees should become unavailable for election, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable for election.

  Each shareholder is entitled to one vote for each share of Common Stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired, and the three candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

  The following information is furnished as of July 15, 1994 with respect to the three nominees, all of whom are presently Fleetwood directors, as well as for the other five Fleetwood directors whose terms of office will continue after the 1994 Annual Meeting.

                          PRINCIPAL OCCUPATION OR     DIRECTOR  TERM
NAME                            EMPLOYMENT        AGE  SINCE   EXPIRES
- ----                      ----------------------- --- -------- -------
John C. Crean             Chairman of the Board    69   1957    1995
                           and Chief Executive
                           Officer
William W. Weide          Vice Chairman            70   1959    1995
Glenn F. Kummer           President and Chief      60   1983    1994
                           Operating Officer
Dale T. Skinner           Former Vice Chairman     71   1957    1994
Andrew Crean(1)           Private Investor         43   1981    1996
Dr. Douglas M. Lawson(2)  Fund-Raising Consultant  58   1981    1996
Thomas A. Fuentes(3)      Engineering Firm         45   1993    1994
                           Executive
Walter F. Beran(4)        Chairman of Financial    68   1993    1996
                           Services Firm

- --------
(1) Andrew Crean is the son of John C. Crean.
(2) Dr. Lawson is President of Douglas M. Lawson Associates, a New York-based firm that specializes in management and consulting activities with respect to charitable fund raising.
(3) Mr. Fuentes is Senior Vice President of Robert Bein, William Frost & Associates, an engineering firm located in Irvine, California.
(4) Mr. Beran is Chairman of Pacific Alliance Group, a financial services firm. Previously, he served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until his retirement in 1986. Mr. Beran also serves as a director of the Federal Home Loan Bank of San Francisco, ARCO Chemical Company, the Hillhaven Corporation, and Pacific Scientific Company.

BOARD COMMITTEES

  Fleetwood's Board of Directors has standing Compensation and Audit Committees. None of the Directors who serve on these committees are executive officers of Fleetwood. Fleetwood has no standing executive or nominating committee. The Board of Directors met four times during the fiscal year ended on April 24, 1994 and the aggregate of Board and Committee meetings totaled thirteen during such period. All directors attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committee(s) on which they served during such fiscal year.

  The Compensation Committee met five times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It assumed the duties, powers and responsibilities formerly exercised by the Board's Long-Term Incentive and Stock Option Committees, which include interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Walter F. Beran, Chairman, Thomas A. Fuentes and Dr. Douglas M. Lawson.

  The Audit Committee, which consists of Dr. Douglas M. Lawson, Chairman, Dale
T. Skinner, Thomas A. Fuentes and Walter F. Beran, met three times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management, if desired.

OUTSIDE DIRECTORS' COMPENSATION

  Dr. Lawson, Mr. Andrew Crean, Mr. Fuentes and Mr. Beran each receive fees on account of their service as Fleetwood directors in the amount of $12,000 per year, payable quarterly, and a fee in lieu of reimbursed expenses in the amount of $200 per trip to attend a Board and/or Committee meeting. In addition, members of the Audit Committee and Compensation Committee each receive additional fees in the amount of $4,000 per year per Committee, payable quarterly.

  Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each annual meeting of shareholders automatically receive options to purchase 2,000 shares of Fleetwood common stock at an exercise price equal to the market value of the underlying shares of common stock on the date of grant; the options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier, and become fully exercisable within one year after the date of grant. Dr. Lawson and Messrs. Beran, Fuentes and Andrew Crean all received options under this Plan during fiscal 1994.

DIRECTOR AND OFFICER STOCK OWNERSHIP

  The following table sets forth ownership of Fleetwood Common Stock as of July 15, 1994 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations. With the exception of John C. Crean, who owns of record or beneficially 17.7% of Fleetwood's outstanding Common Stock including shares which are obtainable if vested options are exercised, none of the persons listed below has record or beneficial ownership of more than 1% of the outstanding shares of Fleetwood's Common Stock. The group has record or beneficial ownership, including shares which are obtainable if vested options are exercised, of 21.1% of outstanding shares of Fleetwood's Common Stock.

                                                                     TOTAL
      NAME                                                        OWNERSHIP(1)
      ----                                                        ------------
      Walter F. Beran............................................       3,510
      Andrew Crean...............................................     406,973(2)
      John C. Crean..............................................   8,429,680(3)
      Thomas A. Fuentes..........................................       3,256
      Glenn F. Kummer............................................     255,000
      Dr. Douglas M. Lawson......................................       6,000(4)
      Jon A. Nord................................................     264,600
      Lawrence F. Pittroff.......................................      63,000
      Dale T. Skinner............................................     144,800
      Elden L. Smith.............................................      95,000
      William W. Weide...........................................      86,730(5)
      21 Directors and Executive Officers as a Group.............  10,024,616

- --------
(1) Includes shares of Fleetwood Common Stock which may be obtained if vested options issued under Fleetwood's 1982 Key Employee Stock Option Plan, 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 2,510, Mr. Andrew Crean, 4,000, Mr. John Crean, 422,800, Mr. Fuentes, 3,256, Mr. Kummer, 243,000, Dr. Lawson, 4,000, Mr. Nord, 253,600, Mr. Pittroff, 62,000, Mr. Skinner, 26,000, Mr. Smith, 93,000, Mr. Weide, 51,400, and 21
    Directors and Executive Officers as a group, 1,427,366.
(2) Includes 10,273 shares owned by, or by trusts for the benefit of certain members of his family.

(3) Includes 2,160 shares owned by his wife, 404,000 shares owned of record by a limited partnership in which a corporation he controls is the general partner, and the balance owned by a trust for the benefit of his family.
(4) Includes 1,800 shares owned by his company or its profit sharing trust.
(5) Includes 35,330 shares owned by a trust for the benefit of his family.

DIRECTOR AND OFFICER SECURITIES REPORTS

  The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood Common Stock. To the best of Fleetwood's knowledge, all such persons filed the required reports on a timely basis during the fiscal year ended on April 24, 1994.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of the record date, information concerning the only other shareholder known to Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding Common Stock.

                                      AMOUNT AND NATURE OF                   PERCENT OF
        NAME AND ADDRESS              BENEFICIAL OWNERSHIP                     CLASS
        ----------------              --------------------                   ----------
      FMR Corp.                            5,184,186                            11.3%
       82 Devonshire Street
       Boston, MA 02109

- --------
(1) According to the 13G filing of this shareholder, the shares are beneficially owned by affiliates which are investment advisers or the trustee or managing agent of private investment accounts, and the shareholder has sole investment authority with respect to all the shares and sole voting authority with respect to a majority of the shares.

                             EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ended April 24, 1994, April 25, 1993 and April 26, 1992, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                              LONG-TERM
                ANNUAL COMPENSATION         COMPENSATION
                -------------------         ------------
                                         AWARDS    PAYOUTS
                                         ------    -------
 NAME AND    FISCAL                     OPTIONS/  LONG-TERM       ALL OTHER
 POSITION     YEAR    SALARY   BONUS     SHARES  INCENTIVE(1) COMPENSATION(2)(3)
 --------    ------   ------   -----    -------- ------------ ------------------
John C.
 Crean        1994  $111,000 $1,327,676 100,000    $607,140        $522,421
 Chairman
  of the
  Board of    1993  $111,000 $1,468,533 200,000    $432,615        $367,344
 Directors
  and Chief   1992  $111,000 $1,082,640     --          --              --
 Executive
  Officer
Glenn F.
 Kummer       1994  $ 99,000 $1,161,716  85,000    $546,427        $371,613
 President
  and Chief   1993  $ 99,000 $1,284,966 120,000    $389,354        $259,646
 Operating
  Officer     1992  $ 99,000 $  947,310     --          --              --
Jon A. Nord   1994  $ 87,000 $  544,368  33,000    $303,571        $164,175
 Senior
  Vice
  President   1993  $ 87,000 $  628,952  60,000    $216,308        $205,545
 Housing
  Group       1992  $ 87,000 $  409,985     --          --              --
Elden L.
 Smith        1994  $ 87,000 $  479,375  33,000    $303,571        $267,486
 Senior
  Vice
  President   1993  $ 87,000 $  525,042  60,000    $216,308        $110,906
 RV Group     1992  $ 87,000 $  415,781     --          --              --
Lawrence F.
 Pittroff     1994  $ 84,000 $  368,799  22,000    $303,571        $125,284
 Senior
  Vice
  President
  and         1993  $ 84,000 $  407,926  40,000    $173,046        $ 85,533
 President
  of
  Fleetwood   1992  $ 84,000 $  300,733     --          --              --
 Credit
  Corp.

- --------
(1) Payments made after fiscal year-end, but accrued for the two-year award period ended April 24, 1994 under the Company's Long-Term Incentive Plan.

(2) Includes payments made under the Company's two non-funded retirement plans, the Supplemental Benefit Plan and Benefit Restoration Plan, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and, in the case of Mr. Crean, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on the lives of Mr. Crean and his wife owned by an irrevocable trust for the benefit of Mr. Crean's family. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items.

                                  MR. CREAN        MR. KUMMER         MR. NORD         MR. SMITH      MR. PITTROFF
                              ----------------- ----------------- ----------------- ---------------- ---------------
                                1994     1993     1994     1993     1994     1993     1994    1993    1994    1993
                              -------- -------- -------- -------- -------- -------- -------- ------- ------- -------
     Non-Funded Retirement
      Plan Contributions..... $306,629 $243,845 $260,738 $206,706 $144,811 $114,074 $121,800 $92,506 $97,034 $72,683
     Dividend Equivalents.... $198,900 $113,374 $110,573 $ 52,940 $122,675 $ 91,473 $ 42,375 $18,400 $28,250 $12,650
     Split-Dollar Insurance.. $ 16,882 $ 10,125      --       --       --       --       --      --      --      --

(3) Payments made in this category in 1992 are excluded in accordance with the SEC's transition provisions applicable to the revised Proxy Rules.

OPTION GRANTS

  The following table lists certain information concerning stock options granted to Fleetwood's five highest-paid executive officers during the fiscal year ended on April 24, 1994 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                         APPRECIATION FOR
                                                                          10-YEAR OPTION
                                     INDIVIDUAL GRANTS(1)                     TERM(2)
                         --------------------------------------------- ---------------------
                                 % OF TOTAL
                                  OPTIONS
                                 GRANTED TO
                                 EMPLOYEES         EXERCISE
                         OPTIONS IN FISCAL   DATE  OR BASE  EXPIRATION
                         GRANTED    YEAR    ISSUED  PRICE      DATE        5%        10%
                         ------- ---------- ------ -------- ---------- ---------- ----------
John C. Crean........... 100,000   22.57%   6/8/93 $17.875    6/8/03   $1,126,125 $2,842,125
Glenn F. Kummer.........  85,000   19.18%   6/8/93 $17.875    6/8/03   $  957,206 $2,415,806
Jon A. Nord.............  33,000    7.45%   6/8/93 $17.875    6/8/03   $  371,621 $  937,901
Elden L. Smith..........  33,000    7.45%   6/8/93 $17.875    6/8/03   $  371,621 $  937,901
Lawrence F. Pittroff....  22,000    4.97%   6/8/93 $17.875    6/8/03   $  247,748 $  625,268

- -------
(1) These awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan. Under this plan, the option price must be not less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. Stock options awarded may not exercised during the first six months after the date of grant.
(2) The dollar gains reflected in these columns result from calculations assuming 5% and 10% rates of annual growth as set by Securities & Exchange Commission regulations for the full ten-year option term and are not intended to forecast future price appreciation of Fleetwood Common Stock. This approach does not give effect to the impact of future world, domestic or industry market or economic conditions, increases or decreases in interest rates, or the termination of the optionees' employment during the option period (which results in a loss of the options if not then exercised) and other factors that may not reasonably be foreseen. The gains reflect a future value based upon growth at these prescribed rates.

OPTIONS HELD AND YEAR-END VALUE

  The following table contains information on stock options held by the five executive officers named in the Summary Compensation Table as of April 24, 1994. None of such officers exercised any stock options in fiscal 1994.

                                                            VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED IN-THE-MONEY OPTIONS
                                         OPTIONS HELD AT             AT
                NAME                     APRIL 24, 1994        APRIL 24, 1994
                ----                  --------------------- --------------------
John C. Crean........................        422,800             $2,360,775
Glenn F. Kummer......................        243,000             $1,074,625
Jon A. Nord..........................        253,600             $1,894,712
Elden L. Smith.......................         93,000             $  317,375
Lawrence F. Pittroff.................         62,000             $  220,125

LONG-TERM INCENTIVE PLAN AWARDS

  The following table sets forth information concerning awards made to Fleetwood's five highest-paid executive officers during the fiscal year ended April 24, 1994 under Fleetwood's Long-Term Incentive Plan.

                                                        ESTIMATED FUTURE PAYOUTS
                                       PERFORMANCE OR    UNDER NON-STOCK PRICE
                                     OTHER PERIOD UNTIL      BASED PLANS(1)
                                       MATURATION OR    ------------------------
         NAME AND POSITION                 PAYOUT       THRESHOLD TARGET MAXIMUM
         -----------------           ------------------ --------- ------ -------
John C. Crean....................... 4/25/94 to 4/28/96    20%      35%    50%
Glenn F. Kummer..................... 4/25/94 to 4/28/96    18%    31.5%    45%
Jon A. Nord......................... 4/25/94 to 4/28/96    10%    17.5%    25%
Elden L. Smith...................... 4/25/94 to 4/28/96    10%    17.5%    25%
Lawrence F. Pittroff................ 4/25/94 to 4/28/96     8%      14%    20%

- --------
(1) Represents the percentage of the named individual's average annual compensation for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year award period ending in 1996, the minimum performance level ("Threshold") in 10.06%, the performance objective ("Target") is 12.06% and the maximum performance objective ("Maximum") is 14.06%. No incentive is paid unless the Threshold rate of return is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood's aggregate cash flow return for the award period.

CHANGE-OF-CONTROL ARRANGEMENTS

  The employment contracts of Fleetwood officers and corporate managers provide for severance pay benefits in connection with a "change of control" of Fleetwood. Such provisions in the employment contracts of Fleetwood officers, for example, including those of Messrs. Crean, Kummer, Nord, Smith, and Pittroff, entitle the employee to severance pay benefits in the event employment is terminated by Fleetwood without good cause or by the manager after suffering certain specified adverse changes in employment circumstances, in either case within three years after the change of control, or by the manager, for any reason during the period between three months and twelve months after the change of control. A "change of control" is defined in such employment contracts as circumstances under which either a third party or group acquired more than 25% of Fleetwood's voting stock or, as a result of a cash tender, merger or other business combination, the majority of Fleetwood's Board of Directors is replaced. Upon the occurrence of such circumstances, the maximum severance benefit which may be paid to Fleetwood officers, including Messrs. Crean, Kummer, Nord, Smith, and Pittroff, shall be equal to three times the average annual compensation payable by Fleetwood for the five fiscal years prior to the date upon which the change of control occurred.

PERFORMANCE GRAPH

  The performance graph set forth below compares the cumulative total stockholder return on Fleetwood's Common Stock against the cumulative total return of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles for the five-year period ended on April 24, 1994. Dividend reinvestment has been assumed and, with respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period. There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Kit Manufacturing Company, Oakwood Homes Corporation, Schult Homes Corp., Skyline Corporation, Thor Industries, Inc. and Winnebago Industries, Inc. None of these companies are truly comparable to Fleetwood. All are much smaller; some are involved only in manufactured housing and others only in recreational vehicles; some are vertically integrated to a much greater extent than Fleetwood and engage, for instance, in retail sales and local development activities.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                     VALUE OF $100 INVESTED ON MAY 1, 1989

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           FLEETWOOD      BROAD
(Fiscal Year Covered)        ENTERPRISES    MARKET       Peer Group
- --------------------         -----------    --------     ----------
Measurement Pt- 1989         $100           $100         $100
FYE   1990                   $102.08        $110.56      $ 82.40
FYE   1991                   $120.67        $130.03      $120.17
FYE   1992                   $158.05        $148.29      $166.35
FYE   1993                   $153.63        $162.01      $226.67
FYE   1994                   $170.34        $170.64      $280.49

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of Fleetwood Enterprises, Inc. was created on March 9, 1993. The Committee assumed the duties and responsibilities of the Board's Long-Term Incentive and Stock Option Committees with respect to Fleetwood's long-term incentive and stock option plans and also oversees the administration of Fleetwood's other management compensation programs, especially as they affect the compensation of senior management of the Company.

  Fleetwood's Corporate Compensation Philosophy. Since Fleetwood was founded, it has consistently followed a management compensation philosophy which encourages growth and profitability. The system is somewhat unique in that it provides for moderate base salaries at virtually all management levels, but gives an opportunity for each manager to obtain incentive compensation rewards based on results. This performance-based approach carefully follows the philosophy of Fleetwood's founder--that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but their compensation should grow only if the Company's profitability grows as well. In effect, this philosophy has always aligned Fleetwood's managers with the interests of the Company's shareholders. In addition, this approach permits Fleetwood to have lower fixed costs when economic conditions have a marked impact on Fleetwood's results.

  Fleetwood's compensation philosophy has always emphasized cash compensation and avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers will be given the opportunity to earn a good cash incentive and can then decide on their own whether they believe particular expenditures are necessary or desirable.

  Basic Compensation Review. To assist in reviewing corporate compensation strategies, Fleetwood periodically employs the services of outside compensation consulting firms. During fiscal 1994, a review was conducted to compare Fleetwood's management compensation to that of similar companies, both in the industries in which Fleetwood is active and in industry generally. In addition, the firm was asked to recommend corporate actions in light of recent tax law changes and to evaluate corporate compensation programs and recommend changes, if necessary, to better align Fleetwood's senior management with the concept of enhancing shareholder value, especially in the area of longer-term incentives. As a result of this review, some changes were made in the compensation levels of individual managers, Fleetwood's Long-Term Incentive Plan was substantially modified (as will be discussed below), and recommendations were developed to deal with tax law changes.

  Salaries and Incentive Compensation. With very few exceptions, there were no changes with respect to corporate base salaries. It is believed by the Committee that the basic salary philosophy of the Company is the best approach for Fleetwood.

  With respect to incentive compensation, Fleetwood for the second consecutive year reduced the percentage of bonus base profit available for incentive compensation under the corporate plan. The effect of this reduction is to require additional corporate earnings of more than twenty percent in order for managers to earn the same level of incentive compensation in the current fiscal year as they did in fiscal 1994. In addition, prior to the beginning of the 1995 fiscal year, Fleetwood introduced a working capital charge program at all its manufacturing plants to make plant management directly aware of the capital utilized in the local manufacturing environment which they control. While this program is believed to be beneficial to the Company and the shareholders, its overall impact will be a reduction in bonus base profit for the purpose of calculating incentive compensation on the order of an additional four to five percent.

  Long-Term Incentive Compensation. For the 1995 fiscal year, Fleetwood's management decided to change the basis of measurement for determining long-term incentive compensation awards. Since this program was created in fiscal 1988, awards have been based on the attainment of certain minimum returns on shareholders' equity. With the assistance of the compensation consulting firm, Fleetwood's Long-Term Incentive Plan was amended and the targets were recast to take Fleetwood's cost of capital into account by focusing on cash flow returns on the Company's gross cash investment. The Committee believes that this approach will better focus Fleetwood's senior management on the importance of proper utilization of corporate capital, which will assist in enhancing shareholder value for Fleetwood's investors.

  Stock Options. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards usually once per year to key officers and managers. As with Fleetwood's long-term incentive program, it is believed that such stock option awards should be reserved for a relatively small group of senior managers who have the greatest degree of potential control over Fleetwood's marketing, production, quality, product development, cost control and long-range planning programs. Historically, award levels have been highest for those with the greatest degree of responsibility and the Committee intends to continue this policy. The option grants made by the Committee in fiscal 1994 were consistent with those made in prior years.

  The 1992 Plan also gives the Committee discretion to award restricted stock and other compensation awards in place of or in addition to grants of stock options. The Committee has not made any such awards to date and at this time intends to concentrate on awards of non-qualified stock options.

  Compensation of Fleetwood's Chief Executive Officer. In considering the compensation of Fleetwood's Chief Executive Officer this year, the Committee had to take into account the new Internal Revenue Code Section 162(m) created in last year's Omnibus Budget Reconciliation Act of 1993. As a result of this provision, the allowable deduction for compensation paid to the chief executive officer and the four next most highly compensated executive officers of public companies will be limited to no more than $1,000,000 per year, beginning in Fleetwood's case with the 1995 fiscal year. The new Code section and preliminary regulations issued by the Internal Revenue Service thereunder exempt performance-based compensation which meets certain requirements from the deduction limitation. The Committee has established as one of its objectives that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes.

  In evaluating the Company's performance-based incentive compensation plans, it was determined that they did not meet the requirements of the Code and the proposed regulations for deductibility, primarily because they had never been approved by Fleetwood's shareholders and the performance objectives were not established by a committee of outside or disinterested directors. Fleetwood's Long-Term Incentive Plan was amended to comply with the new requirements and was approved by the Committee and the Board of Directors in March for submission to the shareholders at the next annual meeting. A new Senior Executive Incentive Compensation Plan, applicable to Fleetwood's Chief Executive Officer and President, the only two executive officers likely to reach the deductibility limitation, was created and approved by the Committee during the 1994 fiscal year. The Senior Executive Plan, which was designed to provide the two individuals with essentially the same incentive compensation opportunity that they would have received if they were still covered by Fleetwood's basic incentive compensation program, was ratified by the Board of Directors and is being submitted for shareholder approval.

  In reviewing the Chief Executive's compensation for the year, the Committee was mindful of the report of the Company's compensation consultants that Fleetwood compensation programs provide an opportunity for compensation that is consistent with that available to senior managers of other large American companies. The salary of Mr. Crean for the 1995 fiscal year is unchanged from prior years. With respect to incentive compensation, although the awards made to Mr. Crean under both the Senior Executive and Long-Term Incentive Plans are the same as in past years, like all Fleetwood managers he will only receive the same or greater incentive compensation if Fleetwood's financial performance improves over that of past years. The stock option award made to Mr. Crean during the 1994 fiscal year was similar to that of past years and involved only non-qualified stock options granted at fair market value on the date of grant. In light of Fleetwood's continuing growth in revenues and earnings during challenging economic periods, the Committee believes that Mr. Crean's compensation is appropriate.

  Walter F. Beran, Chairman                                        June 14, 1994
  Thomas A. Fuentes
  Dr. Douglas M. Lawson

                    APPROVAL OF FLEETWOOD'S SENIOR EXECUTIVE
                          INCENTIVE COMPENSATION PLAN
                               (PROXY ITEM NO. 2)

  Since its early beginnings, the emphasis of Fleetwood's management compensation program has been on a performance-based incentive compensation program, which was designed to provide an opportunity for greater financial rewards along with the growth of corporate profits and/or the profits of the group actually managed by the individual manager. Base salaries of all Fleetwood managers are purposely kept relatively low and are intended to cover only basic necessities. Fleetwood's Incentive Compensation Plan, which has not changed conceptually since Fleetwood became a public company in 1965, has until recently applied to all corporate managers, including the Chief Executive Officer and President, and is a part of each manager's individual employment contract.

  Last year, amendments to the Internal Revenue Code limited the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the next four highest compensated individuals of public companies, unless such compensation is paid in accordance with performance-based plans as defined in the Code and proposed regulations issued by the Internal Revenue Service thereunder. While Fleetwood's existing Incentive Compensation Plan is clearly performance-based, it was not structured to comply with the 1993 tax amendments, which were implemented more than 30 years after it was first created. In addition, the Plan was never submitted to shareholders for their approval and there was no provision for administration by the Compensation Committee or any other committee of outside or independent directors, since neither was required. For these reasons, the Incentive Compensation Plan does not meet the technical requirements of the Internal Revenue Code for exemption from the deductibility limitations.

  The Compensation Committee's policy is to attempt, where reasonably possible, to preserve the tax deductibility of compensation payments. Rather than reissue and submit the entire Incentive Compensation Plan, which applies to some 600 corporate managers, to shareholders for approval and therefore limit corporate flexibility to make changes in that Plan, Fleetwood decided to create a separate plan, entitled the Senior Executive Incentive Compensation Plan (the "Senior Executive Plan"), following the same measurement formula as the Incentive Compensation Plan but applicable only to Fleetwood's two most senior and most highly compensated managers, John C. Crean, the Chairman of the Board and Chief Executive Officer, and Glenn F. Kummer, the President and Chief Operating Officer. The participant points previously granted to these individuals were eliminated from the existing Incentive Compensation Plan and the aggregate amounts available each quarter to participants were reduced accordingly. The Senior Executive Plan was designed to provide the covered executives with substantially identical incentive compensation to what they would have received on similar earnings had they continued to participate in the Incentive Compensation

Plan. (See the Bonus column of the Compensation Table on page 4 for amounts paid to Messrs. Crean and Kummer in the last three fiscal years.) It is believed by Fleetwood's Compensation Committee, which is composed of non-management directors, that the Senior Executive Plan will continue to provide incentive compensation to Fleetwood's top two managers in a manner which will encourage them to develop and administer strategies that will further increase Fleetwood's profitability, to the benefit of Fleetwood's shareholders.

  THE APPROVAL OF SHAREHOLDERS REPRESENTING THE MAJORITY OF THE OUTSTANDING SHARES OF FLEETWOOD COMMON STOCK IS REQUIRED FOR APPROVAL OF THE SENIOR EXECUTIVE PLAN.

  The principal features of the Senior Executive Plan are described below. The full text is attached hereto as Exhibit A and should be referred to for a complete description.

  General. The Senior Executive Plan provides that the participants will receive incentive compensation based on the achievement of profitability by Fleetwood's operating units. The Compensation Committee has made awards which will continue in effect each quarterly award period until changed.

  Administration. The Senior Executive Plan vests broad powers in the Compensation Committee to administer and interpret it. The Compensation Committee shall consist of two or more members of Fleetwood's Board of Directors who are considered outside and disinterested directors for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934. Under the Senior Executive Plan, the Compensation Committee determines in advance of a quarterly period the participants, the award of participant points, the "excess percentage" (the key element in the creation of the compensation pool) and whether to delete specific Fleetwood subsidiaries from those to be considered in calculating "bonus base profit". Following each quarterly award period, the Committee will determine whether the profitability target has been achieved and authorize the appropriate payments to participants. In addition, the Compensation Committee has the authority to interpret the Senior Executive Plan and to make determinations necessary to administer it.

  Eligibility to Receive Awards. Eligibility to participate in the Senior Executive Plan is limited to the Chief Executive Officer, President and/or Chief Operating Officer of Fleetwood, currently two individuals. The designation of actual participants is to be made by the Compensation Committee prior to the beginning of any quarterly award period and continues until a contrary designation is made. Prior to the beginning of the first quarterly award period on April 25, 1994, the Compensation Committee designated John C. Crean and Glenn F. Kummer as the only participants in the Senior Executive Plan.

  Performance Goal. The performance goal of the Senior Executive Plan is the achievement of positive bonus base profit during a quarterly award period. Bonus base profit is defined as 30% of the aggregate net income of the Company's subsidiaries for the quarter, adjusted by the aggregate of Fleetwood's investment income less interest expense, all as defined in the Senior Executive Plan. In the event that the Company's subsidiaries are not profitable in a quarterly award period, as has happened in a number of quarters in past recessionary periods, no incentive compensation will be paid under the Senior Executive Plan in that quarterly award period and the deficit will have to be made up before any incentive compensation is paid in any subsequent quarterly award period, unless the Compensation Committee determines to forgive all or any portion of the deficit.

  Calculation of Incentive Awards. Prior to the beginning of the first award period under the Senior Executive Plan on April 25, 1994, the Compensation Committee awarded participant points to the two participants. The ratio of the participant points, 4 for Mr. Crean to 3.5 for Mr. Kummer, determines how the total amounts available for payment in each quarterly award period will be divided. Such participant point awards will continue in effect until contrary awards are made for quarterly award periods beginning subsequent to the date of such new awards.

  The total amount to be paid to the participants is determined in each quarterly award period by calculating the "net bonus amount". Net bonus amount consists of five percent (5%) of the first $2,000,000 of bonus base profit earned in the award period and an "excess percentage" of bonus base profit earned each quarterly award period above the first $2,000,000. While the Senior Executive Plan provides that the excess percentage may be set by the Compensation Committee prior to an award period at a maximum of four and one-half percent (4 1/2%), the Compensation Committee specified three and one-half percent (3 1/2%) as the excess percentage for the quarterly award period beginning on April 25, 1994. Such designation will continue in effect until a contrary designation is made for quarterly award periods beginning subsequent to the date of such new designation.

  After each quarterly award period, the bonus base profit and net bonus amount for the quarter will be calculated by management and approved by the Compensation Committee before payments to the participants are authorized. If bonus base profit for any award period is zero or negative, no compensation will be paid under the Senior Executive Plan for such award period.

  Effect of Periodic Revisions to Fleetwood's Incentive Compensation Plan. Prior to the beginning of the 1994 fiscal year and again in April, 1994 before the beginning of the current fiscal year, the formula used in calculating incentive compensation under Fleetwood's Incentive Compensation Plan was adjusted downward. The effect of such adjustments is to require a higher bonus base profit than in the prior year in order for participants to achieve the same level of incentive compensation. The excess percentage designated by the Compensation Committee in April, 1994, makes the incentive compensation calculation formula utilized in the Senior Executive Plan comparable to that of the Incentive Compensation Plan after this year's adjustment is taken into account.

  Payment to Participants in Advance of Shareholder Approval. Because the Senior Executive Plan established quarterly award periods and one full Fleetwood fiscal quarter will be completed before this year's Annual Meeting of Shareholders is held, the Senior Executive Plan provides that the Compensation Committee may, at its discretion, advance funds to the participants with respect to the first quarterly award period in amounts and at the time the participants would otherwise have been entitled to receive payment in advance of approval of the shareholders. Such payment will be subject to agreement by the participants to repay such amounts with interest at a reasonable rate in the event shareholder approval is not obtained at this year's Annual Meeting of Shareholders.

  Federal Tax Consequences. Under the Internal Revenue Code as presently in effect, the grant of an award will have no federal income tax consequences. Payments of awards are taxable to participants as ordinary income and amounts taxable to Fleetwood employees will be deductible by Fleetwood as compensation.

  Amendment and Termination. The Board of Directors may amend or terminate the Senior Executive Plan so long as such action does not adversely affect any already outstanding rights or obligations. No incentive compensation under the Senior Executive Plan may be awarded for any award period beginning after April 30, 2004.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS RESOLUTION.

                  APPROVAL OF FLEETWOOD'S AMENDED AND RESTATED
                            LONG-TERM INCENTIVE PLAN
                               (PROXY ITEM NO. 3)

  In 1988, Fleetwood's Board of Directors adopted a Long-Term Incentive Plan, a performance-based plan, to provide special incentive to a small group of key officers and managers who are in a special position to influence Fleetwood's long-term growth and internal policies and planning. Until recently amended, the Long Term Incentive Plan, as amended from time to time, (the "LTIP") has focused on the achievement of high returns on shareholders' equity and has provided participants with a possibility of receiving substantial cash incentives if certain objectives were met with respect to the average returns on shareholders' equity during two-year award periods. No incentive compensation payments were paid under the Plan during two of the seven award periods which were completed since the LTIP was adopted. In fiscal 1994, a total of $4,046,130 was paid to participants under the LTIP.

  Since adoption of the LTIP, it has been administered by a committee made up of directors who are not Fleetwood employees, first the Long-Term Incentive Committee, and beginning in 1993, the Compensation Committee of the Board of Directors. In the past, no statutory or regulatory requirement has necessitated submission of the LTIP to a vote of the shareholders and therefore no such approval has been requested. In order for the LTIP to be considered a performance-based plan under recent Internal Revenue Code amendments, which would therefore exempt LTIP payments from the deduction limitations enacted into the Code, it is necessary that the shareholders approve the LTIP.

  In March, 1994, two changes were made in the LTIP which has been in effect since 1987. First, to comply with recent tax changes, the establishment of the basic performance goal was made the responsibility of the Compensation Committee, as required, rather than the Board of Directors. Second, the performance measurement device has been changed from returns on shareholders' equity to cash flow returns on gross cash investment, a measurement device tied to Fleetwood's cost of capital, which should better align participants with shareholders in the objective of building shareholder value.

  THE APPROVAL OF SHAREHOLDERS REPRESENTING THE MAJORITY OF THE OUTSTANDING SHARES OF FLEETWOOD COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AMENDED AND RESTATED LTIP.

  The principal features of the LTIP are described below. The full text is attached hereto as Exhibit B and should be referred to for a complete description.

  General. The LTIP provides that key officers and managers designated as participants may receive awards if previously established average target cash flow returns are achieved over two-year award periods. The Compensation Committee has designated participants for the award period beginning on April 25, 1994 and ending on April 28, 1996, and, if the LTIP is approved by the shareholders, the first payments will be made following the completion of the 1996 fiscal year assuming that the targets are met or exceeded.

  Administration. The LTIP vests broad powers in the Compensation Committee to administer and interpret it. The Compensation Committee shall consist of two or more members of Fleetwood's Board of Directors who are considered outside and disinterested directors for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934. Under the LTIP, the Compensation Committee determines in advance of an award period the eligibility of participants, the performance goals for the award period, the participants, and the number of participation units awarded to each participant. Following each award period, the Compensation Committee determines whether or not the targets have been achieved and authorizes appropriate payments to participants. In addition, the Committee has the authority to interpret the LTIP and to make determinations necessary to administer it.

  Eligibility to Receive Awards. Prior to the beginning of any award period, eligible key officers and managers of Fleetwood will be designated as participants. Participants must be employed by Fleetwood throughout the award period to receive an award, except in the event that participation is terminated by reason of death, disability or retirement. Because the number of key officers and managers may change from time to time, and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the LTIP in all award periods. For the award period beginning in 1994 and ending in 1996, nineteen key officers and managers were designated as participants.

  Calculation of Incentive Awards. Prior to the beginning of each award period, the Compensation Committee designates a "benchmark participant" and establishes an award that the benchmark participant will receive if minimum, target and maximum cash flow returns, respectively, are achieved during the award period. The Committee also designates other participants and awards to each of them a certain number of participation units, which number serves as a percentage of the award received by the benchmark participant. The benchmark participant designated for the 1994-1996 award period and all other past award periods has been Fleetwood's Chairman of the Board and Chief Executive Officer. For the 1994-1996 award period, the minimum cash flow return was established at 10.06% (Fleetwood's cost of capital at the time), the target at 12.06% and the maximum at 14.06%.

  Effect of Recent LTIP Amendments. The recent change in the measurement device utilized as the basis for LTIP awards from returns on shareholders equity to cash flow returns on gross cash investment, and the establishment of reachable but difficult cash flow targets will have the effect of making it more difficult than in past years to obtain LTIP awards on substantially equivalent corporate profits. For example, if the cash flow return target set for the 1994-1996 award period had been in effect during the award periods ending in 1993 and 1994, no LTIP payments would have been made in either of those years because the minimum was not achieved in either award period.

  Award Maximum. The total amount paid to participants may not exceed 3% of the average cash flow return over the award period.

  Federal Tax Consequences. Under the Internal Revenue Code as presently in effect, the grant of an LTIP award would have no federal income tax consequences. Payments of awards are taxable to participants as ordinary income and amounts taxable to Fleetwood employees will be deductible by Fleetwood as compensation.

  Amendment and Termination. The Board of Directors may amend or terminate the LTIP so long as such action does not adversely affect any already outstanding rights or obligations. No award period may begin after May 1, 2004.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS RESOLUTION.

                                    AUDITORS

  The firm of Arthur Andersen & Co. has served as Fleetwood's independent public accounts since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen & Co. will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

  Fleetwood's Annual Report for the fiscal year ended April 24, 1994, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

  At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of Proxy will vote or refrain from voting in accordance with their best judgment.

  Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth

(a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock represented, and (c) any material interest of the shareholder in such business.

  Fleetwood's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

                           1995 SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1995 Annual Meeting must be received by March 22, 1995 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                                          By Order of the Board of Directors

                                          William H. Lear
                                          Secretary

Dated: July 20, 1994

                                   EXHIBIT A

                          FLEETWOOD ENTERPRISES, INC.

                                SENIOR EXECUTIVE
                          INCENTIVE COMPENSATION PLAN

1. Purpose.

  The purpose of this Senior Executive Incentive Compensation Plan (the "Plan") is to provide a means of paying incentive compensation to certain key management employees who contribute materially to the success of Fleetwood Enterprises, Inc. By relating incentive rewards of certain key executives to operating profits, the Company will be in a position to provide additional motivation and to reward extraordinary performance by making those employees most responsible for such performance participants in the Company's success.

2. Definitions.

  A. Award Period. "Award Period" shall mean each quarterly period of the Company adopted for accounting and reporting purposes.

  B. Board. "Board" shall mean the Board of Directors of the Company.

  C. Bonus Base Profit. "Bonus Base Profit" shall be thirty percent (30%) of aggregate Net Income of the Company's Subsidiaries designated pursuant to
Section 5.4 hereof. Bonus Base Profit also shall be adjusted upward or downward, as the case may be, by thirty percent (30%) of the aggregate of the investment income earned on the Company's invested capital net of interest expense. Investment income shall include interest and dividends, and in the case of interest or dividends on securities which are exempt from tax or are not fully taxed under U.S. or applicable state laws, shall include the pretax equivalents. It shall also include gains and losses (if any) from the sale or other disposition of securities. Interest expense means the interest cost on Company debt obligations and does not include interest on non-debt liabilities (i.e., accounts payable, employee compensation and benefit accruals, income tax payable and other liabilities).

  D. Committee. "Committee" shall mean the Compensation Committee of the Board.

  E. Company. The "Company" is defined as Fleetwood Enterprises, Inc., and shall not include any Subsidiary or affiliate company.

  F. Incentive Compensation. "Incentive Compensation" shall mean the dollar amount awarded to a Participant.

  G. Net Bonus Amount. "Net Bonus Amount" shall be the amount available for distribution as Incentive Compensation under this Plan. It shall be calculated for each Award Period by adding five percent (5%) of the first two million dollars of Bonus Base Profit and, in the discretion of the Committee as provided herein, as amount (the "Excess Percentage") up to four and one-half percent (4 1/2%) of the excess over two million dollars of Bonus Base Profit.

  H. Net Income. "Net Income" as used herein shall be the respective Subsidiary's net income after excluding (i) gains or losses from the disposition of capital assets, (ii) interest, dividends and other receipts from investments, time deposits, and savings accounts, (iii) taxes based upon or measured by income, (iv) incentive compensation or bonus payments to its managers and assistant managers who have entered into an employment contract with the Subsidiary and (v) contributions to a retirement plan for the benefit of its managers and assistant managers who have entered into an employment contract with the Subsidiary.

  I. Participant. "Participant" means the Chief Executive Officer, President or Chief Operating Officer of the Company who is selected as a Participant and who continues to be a Participant under the provisions of this Plan.

  J. Participant Points. "Participant Points" are units of measurement utilized in determining the Incentive Compensation Awards of Participants and shall be awarded to Participants in accordance with Section 5.4 of the Plan.

  K. Performance Goal. "Performance Goal" means the achievement of positive Bonus Base Profit during an Award Profit.

  L. Subsidiary. "Subsidiary" shall mean a corporation fifty percent (50%) or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by a subsidiary of the Company.

3. Plan Administration.

  3.1. The Committee. The Committee shall be comprised solely of two or more outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. No member of the Committee may, while serving on the Committee, also be a Participant in this Plan. The Committee shall administer the Plan in accordance with its terms.

  3.2. Powers of the Committee. Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and conditions of Incentive Compensation and to make all other determinations necessary or advisable for the administration of the Plan. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties.

  3.3. Organization and Operation of Committee. The Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, including a meeting at which conference telephone or similar equipment is utilized by means of which all persons participating in the meeting can hear each other, or by unanimous written consent without a meeting. The Committee may authorize any one or more of its members or any specifically designated officer of the Company to execute any document or documents on behalf of the Committee. The Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

  3.4 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company). In no event shall any person who is or shall have been a member of the Committee or of the board be liable for any determination made or other action taken or any omission to act in reliance upon any such opinion, report or information or for any action, including the furnishing of information, taken or failure to act, if in good faith.

  3.5 Records and Reports. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

  3.6 Payment of Expenses. Unless otherwise determined by the Board, the members of the committee shall serve without compensation for services as such, but all expenses of the Committee shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

  3.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing rights of indemnification shall not be exclusive of any other rights or indemnification or exculpation to which such persons may be entitled under the Company's Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Eligibility and Participation.

  4.1 Eligibility. To be eligible as a Participant under the Plan, an employee must be the Chief Executive Officer, President, or Chief Operating Officer of the Company.

  4.2 Selection of Participants. Participants shall be selected by the Committee from among those persons who become eligible under Section 4.1, but the Committee need not select all eligible persons as Participants. Participants shall be separately selected for each Award Period and must be so designated prior to the commencement of an Award Period. The Committee may specify that a Participant selected for an Award Period shall continue to be a Participant in succeeding Award Periods until and unless the Committee makes a determination in advance of any particular Award Period that such Participant shall not continue as a Participant for such Award Period. The selection of a person as a Participant for one Award Period shall not mean that such person will be selected for participation with respect to any subsequent Award Period. No person shall become a Participant with respect to any Award Period under the Plan unless and until such person has been selected as a Participant by the Committee.

  4.3 Duration of Participation. A person shall become a Participant upon selection as a Participant pursuant to the preceding provisions of this Section
4. A person shall cease to be a Participant with respect to any Award Period upon the earlier of such person's (i) death, (ii) disability, (iii) retirement or (iv) termination of eligibility as a Participant (including termination of employment). In such event, such Participant shall be entitled, upon the determination of the Committee pursuant to Section 6.1 hereof that Incentive Compensation is payable for such Award Period and compliance with the provisions of Section 6.1, to that portion of Incentive Compensation for said Award Period as the number of days he or she is a Participant during the Award Period bears to the total number of days in such Award Period.

5. Designations for Award Periods.

  5.1 Selection and Designation of Participants. Prior to the commencement of each Award Period, the Committee shall select the persons who will be Participants during such Award Period. The Committee may specify that the Participants selected for any Award Period shall continue to be Participants in future Award Periods except as otherwise provided by the Committee in advance of any Award Period. Such selection and designation shall be made in accordance with the provision of Section 4 of the Plan. No person shall be designated as a Participant for any Award Period following the commencement of such Award Period.

  5.2 Award of Participant Points to Participants. Prior to the commencement of each Award Period, the Committee shall award to each Participant a specific number of Participant Points as determined by the Committee. The Committee may specify that the number of Participant Points awarded to any Participant for any Award Period shall continue to future Award Periods except as otherwise provided by the Committee in advance of any Award Period. The number of Participant Points for a Participant may not be increased during any Award Period with respect to Incentive Compensation during such Award Period.

  5.3 Determination of Excess Percentage. Prior to the commencement of each Award Period, the Committee shall establish the Excess Percentage to be utilized during such Award Period. The Committee may specify that the Excess Percentage established for any Award Period shall continue to apply to future

Award Periods except as otherwise provided by the Committee in advance of any Award Period. The Committee shall have no authority to increase the Excess Percentage to be utilized in any Award Period after the commencement of such Award Period.

  5.4 Designation of Subsidiaries. Unless otherwise designated by the Committee prior to the commencement of an Award Period, all Subsidiaries of the Company shall be utilized in the calculation of Bonus Base Profit for such Award Period. The Committee may specify that a designation not to include a Subsidiary or Subsidiaries in the calculation shall continue in succeeding Award Periods until and unless the Committee makes a subsequent designation in advance of any particular Award Period with respect to the Subsidiaries for such Award Period.

6. Determination of Incentive Compensation.

  6.1 Calculation of Incentive Compensation Award. The amount of Incentive Compensation payable for each Award Period to designated Participants shall be determined as follows:

    (i) Determination of Bonus Base Profit. As soon as practicable following the end of each Award Period, the Committee shall determine Bonus Base Profit for such Award Period based upon the Company's financial statements for such Award Period, which shall be prepared in accordance with generally accepted accounting principles, consistently applied. In the event the Bonus Base Profit during any Award Period or Award Periods shall be negative, the amount of such deficit, on a cumulative basis, shall be deducted from Bonus Base Profit in the next Award Period. The Committee, in its discretion, may determine in advance of any Award Period to forgive all or any portion of such deficit from prior Award Periods, in which case no such deduction will be made in calculating Bonus Base Profit.

    (ii) Failure to Achieve Performance Goal. If the Bonus Base Profit during any Award Period is zero or negative, no Incentive Compensation shall be paid under this Plan for such Award Period.

    (iii) Performance Exceeding Performance Goal. If the Committee determines that the Performance Goal for an Award Period has been met, it shall;

      A. Calculate the Net Bonus Amount available for Incentive
    Compensation for such Award Period based upon the Bonus Base Profit for such Award Period.

      B. Determine the distribution of the Net Bonus Amount for such Award Period to each Participant in the Plan during such Award Period by multiplying the Net Bonus Amount by a fraction, the numerator of which shall be the number of Participant Points for such Participant during the Award Period and the denominator of which shall be the total number of outstanding Participant Points under the Plan at the commencement of such Award Period.

      C. Prior to the payment of any Incentive Compensation to a Participant, certify in writing that the Performance Goal has been met for such Award Period and that all other material terms, if any, to such Incentive Compensation have been satisfied. For this purpose, approved minutes of a Committee meeting in which such certification is made shall be treated as a written certification.

  The Committee shall have no authority to increase the amount of Incentive Compensation payable with respect to any Award Period over the amounts of Incentive Compensation established pursuant to the provisions of this Section 6.1.

7. Payment.

  7.1 Form. At the end of each Award Period, the Committee shall determine the accordance with Section 6 of this Plan the Incentive Compensation, if any, for each Participant under the Plan. Incentive Compensation awarded under the terms of this Plan shall be paid in cash as a lump sum as soon as practicable after financial statements are available for the Award Period to which the Incentive Compensation pertains, unless deferred by the Participant in accordance with any applicable program for deferring incentive compensation under which such Participant has made a valid election to defer all or part of such award. In such latter case, the amount deferred by such Participant shall be handled in accordance with the applicable provisions of such deferred compensation program, provided, however, that any additional amount paid pursuant to such program shall be based upon a reasonable interest rate for the period of such deferral.

  7.2 Death Prior to Full Payment. In the event that a Participant has amounts payable as Incentive Compensation under this Plan and dies prior to the payment of such amounts, the amounts payable at the time of the Participant's death shall be paid to the Participant's beneficiary or, if no beneficiary was designated by the Participant, to the Participant's estate.

8. Claim to Incentive Compensation and Employee Rights.

  No employee or other person shall have any claim or right to become Participant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company, the employment contract, if any, between the Company and the employee being the determining document with respect to the employment relationship.

9. Unsecured Obligation.

  Participants under this Plan shall not have any interest in any fund or specific assets of the Company by reason of this Plan. No trust fund shall be created in connection with the Plan, and there shall be no funding of amounts which may become or are payable to any Participant.

10. Nontransferability.

  A person's rights and interests under this Plan, including amounts payable, may not be assigned, pledged, transferred or otherwise hypothecated except, in the event of an employee's death, to his designated beneficiary as provided in this Plan, or in the absence of such designation, to his heirs, devisees or legatees by will or the laws of descent and distribution.

11. Tax Withholding.

  The Company shall have the right to deduct any Federal, state, local or foreign taxes or other charges required by law to be withheld from payments made to participants under the Plan.

12. Amendment and Termination.

  The Board may terminate the Plan or modify or amend this Plan from time to time in such respects as it shall deem advisable. Unless this Plan shall theretofore have been terminated as herein provided, the Committee shall not have authority to award Incentive Compensation for Award Periods ending after April 30, 2004. No termination or amendment of the Plan under this section 12 shall reduce the amount of the benefit which a person who is a Participant at the time such termination or amendment occurs has either already become entitled to under Section 6 or may become entitled to as a result of Award Periods which have commenced but have not theretofore been concluded, unless such Participant consents to such reduction.

13. Effective Date of Plan.

  This Plan is adopted by the Committee effective as of April 24, 1994, subject to shareholder approval. With respect to Award Periods prior to the date of shareholder approval, the Committee shall pay the amounts due to Participants under the Plan after such shareholder approval along with interest at a reasonable rate from the time such amounts otherwise would have been due to the Participants under the Plan. In addition, prior to shareholder approval of the Plan, in its sole discretion, the Committee may advance funds to the Participants in the amounts and at the times such Participants otherwise would have been entitled to payment under the Plan subject to an agreement of such Participants to repay such amounts (with interest at a reasonable rate) in the event that shareholder approval is not obtained at the next regularly scheduled shareholders' meeting.

                                   EXHIBIT B

                          FLEETWOOD ENTERPRISES, INC.

                            LONG-TERM INCENTIVE PLAN

1. Purpose.

  The purpose of the Long-Term Incentive Plan (the "Plan") is to provide a means of paying incentive compensation to certain key management employees who contribute materially to the long-term success of Fleetwood Enterprises, Inc. By relating the incentive rewards of certain key executives to the achievement of high cash-flow returns over successive two-year periods, the Company will be in a position to provide additional motivation and to reward extraordinary performance by making those employees most responsible for such performance participants in the Company's success. Consistent increases in the Company's cash flow add economic value to the Company, which benefits the Company's shareholders. In addition, by providing long-term incentive compensation opportunities as well as the Company's long-time short-term incentive program, the Company expects not only to attract but also to maintain, on a long-term basis, a highly competent management team.

2. Definitions.

  The following terms shall have the respective meanings set forth below:

  2.1 Award Period. "Award Period" shall mean a period of two consecutive Fiscal Years selected by the Committee. No more than one Award Period shall begin during any single Fiscal Year.

  2.2 Board. "Board" shall mean the Board of Directors of the Company (meaning in this case the parent company and not its subsidiaries).

  2.3 Cash-Flow Return. "Cash-Flow Return" shall mean net income for a Fiscal Year after provisions for taxes on income, as shown on Fleetwood Enterprises, Inc.'s audited consolidated financial statements as at the end of a Fiscal Year, plus provisions for depreciation and amortization and Interest Expense (after tax), adjusted to (i) exclude items of either a positive or negative nature classified as being "extraordinary" (ii) exclude any unusual non-recurring items of either a positive or negative nature which the Board determines, in its sole discretion, were not attributable to the normal day-to-day operations of the Company (iii) include any amounts which previously reduced such Cash-Flow Return for such Fiscal Year as a result of the payment or accrual of benefits to Participants under this Plan and (iv) exclude the effect of any acquisitions during the Award Period accounted for as a "pooling of interests" by restating the financial statements to indicate the effect which would have resulted if such acquisitions had been accounted for as "purchases". Each of the adjustments referred to in (i), (ii), (iii) and (iv) of the preceding sentence shall be made net of "tax effect", if any.

  2.4 Cash-Flow Return on Gross Cash Investment. "Cash-Flow Return on Gross Cash Investment" for an Award Period shall mean the average annual amount of Cash-Flow Return for the two (2) fiscal years included in the Award Period divided by the Gross Cash Investment at the end of the Fiscal Year immediately prior to the Award Period. By multiplying the amount determined under the preceding sentence by 100, Cash-Flow Return on Gross Cash Investment may be expressed as a percentage. If this Plan calls for the computation of Cash-Flow Return on Gross Cash Investment for a period which is less than a full Award Period, the Cash-Flow Return shall be the aggregate amount, averaged on an annualized basis, earned between the commencement of the Award Period and the date of the unaudited interim financial statements as of the end of the fiscal month immediately preceding the end of the period and the Gross Cash Investment shall be the Gross Cash Investment at the end of the Fiscal Year immediately prior to the Award Period.

  2.5 Change of Control. "Change in Control" shall mean circumstances under which (i) a third person including a "Group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, who is not an "Exempt Person" as defined in the last sentence of this subsection, acquires capital stock of the Company having 25 percent (25%) or more of the total number of votes that may be cause for the election of directors of the Company, or (ii) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of any of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the board of directors of the Company, or any successor to the Company. For purposes of this subsection 4 an "Exempt Person" means a person who as of January 1, 1989, owned ten percent (10%) or more of the outstanding common stock of the Company or a person who acquires shares of such common stock from such person by will or by the laws of descent or distribution.

  2.6 Committee. "Committee" shall mean a committee appointed by the Board from among its own number. The Committee shall consist of not less than two members. No member of the Committee may, while serving on the Committee, also be a Participant in this Plan.

  2.7 Company. "Company" shall mean Fleetwood Enterprises, Inc. and its subsidiaries.

  2.8 Company's Actual Performance Level. "Company's Actual Performance Level" means the Cash-Flow Return on Gross Cash Investment for an Award Period actually achieved during an Award Period computed as of the end of the Award Period.

  2.9 Direct Compensation. "Direct Compensation" shall mean gross salary and bonus payments to an employee prior to reduction as a result of state and federal income tax withholding, disability, social security and other charges, excluding, however, (i) any payments under this Plan (ii) any and all pension and profit sharing contributions or benefits and (iii) any other indirect compensation. "Average Annual Direct Compensation" shall mean the average amount of annual Direct Compensation paid to the Benchmark Participant during an Award Period or, if applicable, a shortened Award Period. For the purpose of this Section 2.9, salary and bonus payments shall be deemed paid and exclusions shall be deemed charged as of the date of accrual of such payments and exclusions by the Company, notwithstanding that actual payment may be deferred to a later date with or without the employee's consent. Specifically, without limiting the provisions of the preceding sentence, computations as of the end of a fiscal quarter or other period of time shall be accrued as of the last day of the quarter or applicable period of time, notwithstanding that the computation of the amount may not be completed until some time thereafter or that actual payment may be deferred by the election of the employee or otherwise to some future date.

  2.10 Disability. "Disability" shall mean the permanent inability of a Participant because of injury or disease to engage in an occupation or employment which is substantially similar to the occupation or employment in which the Participant was engaged prior to the time when the injury or disease first began to affect the Participant's occupation or employment with the Company. The existence of a Disability and the time when a Disability commences shall be determined by the Committee based upon such medical or other evidence as the Committee in its sole discretion may find advisable. The decisions of the Committee with respect to the existence of a Disability or the time when a Disability commenced shall be final and binding on all persons including without limitation the Disabled Participant and his other successors or representatives.

  2.11 Fiscal Year. "Fiscal Year" shall mean the fiscal year of Fleetwood Enterprises, Inc. adopted for accounting and reporting purposes.

  2.12 Gross Cash Investment. "Gross Cash Investment" shall mean total book assets plus accumulated depreciation minus non-debt liabilities as shown and as classified on Fleetwood Enterprises, Inc.'s audited consolidated financial statements; provided, however, such financial statements shall be restated to exclude the effect of any acquisitions during the Award Period accounted for on a "pooling of interests" basis and to include the effect of such acquisitions as if they had been accounted for as "purchases".

  2.13 Incentive Compensation. "Incentive Compensation" shall mean the dollar amount awarded to a Participant with respect to an Award Period under the terms of Section 6 of this Plan.

  2.14 Interest Expense. "Interest Expense" means the interest cost on Company debt obligations and does not include interest on non-debt liabilities (i.e., accounts payable, employee compensation and benefits accruals, income tax payables and other liabilities).

  2.15 Maximum Incentive Compensation Award. "Maximum Incentive Compensation Award" shall mean the percentage of Average Annual Direct Compensation during an Award Period which will be paid as Incentive Compensation to the Benchmark Participant, assuming the Company's Actual Performance Level equals or exceeds the Maximum Performance Level.

  2.16 Maximum Performance Level. "Maximum Performance Level" means the Cash-Flow Return on Gross Cash Investment which if equaled or exceeded as of the end of an Award Period will cause the Benchmark Participant at the end of the Award Period to be entitled to Incentive Compensation in an amount equal to his Maximum Incentive Compensation Award multiplied by his Average Annual Direct Compensation during the Award Period.

  2.17 Minimum Achievement Award. "Minimum Achievement Award" shall mean the percentage of Average Annual Direct Compensation during an Award Period which will be paid as Incentive Compensation to the Benchmark Participant assuming the Company's Actual Performance Level equals the Minimum Performance Level.

  2.18 Minimum Performance Level. "Minimum Performance Level" means the minimum Cash-Flow Return on Gross Cash Investment to be achieved during an Award Period before any Incentive Compensation shall be payable to Participants. This return must be at least equal to the Company's cost of capital as computed at the beginning of each Award Period.

  2.19 Participant. "Participant" means a full-time employee of the company who is eligible to become a Participant, who is selected as a Participant and who continues to be a Participant under the provisions of Section 4 of this Plan. An employee shall be deemed a "full-time" employee of the Company if he or she is so classified under the Company's usual and customary employment practices prevailing from time to time during the period that such person has been designated as a Participant. Participants shall be designated by the Committee as the Benchmark Participant and the Other Participants, respectively.

  2.19(a) Benchmark Participant. "Benchmark Participant" means the Participant so designated by the Committee whose Incentive Compensation shall be determined at the end of the applicable Award Period by calculation in accordance with the provisions of Section 6.1 of this Plan and whose Incentive Compensation Award shall be utilized as the base, or benchmark, in calculating the Incentive Compensation Awards of the Other Participants.

  2.19(b) Other Participants. "Other Participants" means Participants other than the Benchmark Participant whose Incentive Compensation Award Period shall be calculated in accordance with the provisions of Section 6.2 of the Plan.

  2.20 Participation Units. "Participation Units" are units of measurement utilized in determining the Incentive Compensation Awards of Other Participants as compared to the Award of the Benchmark Participant. Participation Units shall be awarded to the Benchmark Participant and the Other Participants in accordance with Section 5.5 of the Plan.

  2.21 Performance Objective. "Performance Objective" means the Cash-Flow Return on Gross Cash Investment which, if achieved as of the end of an Award Period, will cause a Participant to be entitled to Incentive Compensation at the end of the Award Period.

  2.22 Retirement. "Retirement" means the voluntary termination of a Participant's employment for reasons other than death or Disability, occurring at or after the time when such Participant has attained the age of fifty-five.

  2.23 Subsidiary. "Subsidiary" shall mean a corporation fifty percent (50%) or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by a Subsidiary of the Company.

  2.24 Target Performance Award. "Target Performance Award" shall mean the percentage of Average Annual Direct Compensation during an Award Period which will be paid as Incentive Compensation to the Benchmark Participant, assuming that the Company's Actual Performance Level equals the Performance Objective.

3. Plan Administration.

  3.1 The Committee. The Committee shall administer the Plan in accordance with its terms.

  3.2 Powers of the Committee. The Committee shall have full power and authority to establish performance criteria under the Plan, determine the eligibility of persons to become Participants, to select Participants, to designate Participants as the Benchmark Participant and Other Participants, to make awards to Participants, to terminate the designation of a Participant or to reduce the number of Participation Units awarded to Participants and to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan. The decision of the Committee with respect to any question arising as to the individuals determined to be eligible or selected to participate in the Plan, the amount, terms, form and time of payment of Incentive Compensation and the interpretation of the Plan shall be final, conclusive and binding on all persons.

  3.3 Organization and Operation of Committee. The Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, including a meeting at which conference telephone or similar equipment is utilized by means of which all persons participating in the meeting can hear each other, or by unanimous written consent without a meeting. The Committee may authorize any one or more of its members or any specifically designated officer of the Company to execute any document or documents on behalf of the Committee. The Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

  3.4 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company, whether or not such persons may be Participants under the Plan). In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or an omission to act in reliance upon any such opinion, report or information or for any action, including the furnishing of information, taken or failure to act, if in good faith.

  3.5 Records and Reports. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

  3.6 Payment of Expenses. Unless otherwise determined by the Board, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

  3.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing rights of indemnification shall not be exclusive of any other rights of indemnification or exculpation to which such persons may be entitled under the Company's Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Eligibility and Participation.

  4.1 Eligibility. Only the following persons who make, influence or implement long-term policy decisions of the Company shall be eligible to become Participants under this Plan: (i) full-time key executive employees of the Company who are not also directors of the Company and (ii) directors of the Company who are also full-time officers of the Company, provided, however, no more than a minority of the directors of the Company in office at the time that Participants are selected for an Award Period may become Participants with respect to such Award Period.

  4.2 Selection of Participants. Participants shall be selected by the Committee from among those persons who become eligible under Section 4.1, but the Committee need not select all eligible persons as Participants. Participants shall be separately selected for each Award Period, and the selection of a person as a Participant for one Award Period shall not mean that such person will be selected for participation with respect to any subsequent Award Period. No person shall become a Participant with respect to any Award Period under the Plan unless and until such person (i) has been selected as a Participant by the Committee and (ii) has received written notice of selection as a Participant from the Committee or a duly authorized representative of the Committee.

  4.3 Duration of Participation. A person shall become a Participant upon selection as a Participant pursuant to the preceding provisions of this Section
4. A person shall cease to be a Participant with respect to any Award Period upon the earlier of such person's (i) death (ii) Disability (iii) Retirement
(iv) termination of employment or (v) receipt of the full amount of Incentive Compensation, if any, payable to such person with respect to the Award Period. In addition, the Committee may terminate the participation of a Participant, or reduce the number of Participation Units awarded to a Participant, with respect to any Award Period in the event that the management responsibilities of such person are reduced to the extent that such person would not have been considered eligible under Section 4.1, or would have been awarded a lesser number of Participation Units by the Committee under Section 5.5, if such person had such management responsibilities prior to the commencement of such Award Period. In such event, a Participant whose participation is terminated by the Committee will be entitled to receive Incentive Compensation for each such Award Period after the conclusion of such Award Period, on a pro rata basis calculated in the same manner as under Section 6.3, and a Participant whose number of Participation Units is reduced shall be entitled to receive Incentive Compensation for each such Award Period after the conclusion of such Award Period on a pro rata basis calculated by averaging the Participation Units held by the Participant during the Award Period based on the percentage of the Award Period the Participant held each respective number of Participation Units; provided, however that the provisions of Section 6.3 (iii) shall not apply to payment made under this Section.

  4.4 Designation of the Benchmark Participant and Other Participants. Prior to each Award Period, the Committee shall designate the Benchmark Participant from among the Participants and shall further designate the Other Participants.

5. Determination of Incentive Compensation.

  5.1 Separate Determination for Each Award Period. A separate determination shall be made with respect to each Award Period as to (i) the Minimum Performance Level for the Award Period (ii) the Performance Objective for the Award Period (iii) the Maximum Performance Level for the Award Period (iv) the persons who will be Participants during the Award Period and (v) the Participants designated as the Benchmark Participant and the Other Participants, respectively.

  5.2 Determination of Company Performance Goals. Prior to the commencement of each Award Period, the Committee shall establish the Minimum Performance Level, the Performance Objective and the Maximum Performance Level for such Award Period.

  5.3 Selection and Designation of Participants. Prior to the commencement of each Award Period, the Committee shall select the persons who will be Participants during the Award Period and shall designate the Benchmark Participant and Other Participants. Such selection and designation shall be made in accordance with the provisions of Section 4 of the Plan.

  5.4 Determination of the Benchmark Participant's Incentive Compensation Award Levels. Prior to the commencement of each Award Period the Committee shall establish for the Benchmark Participant:

    (i) the Benchmark Participant's Minimum Achievement Award, expressed as a percentage of his Average Annual Direct Compensation during the Award
  Period:

    (ii) the Benchmark Participant's Target Performance Award, expressed as a percentage of his Average Annual Direct Compensation during the Award Period; and

    (iii) the Benchmark Participant's Maximum Incentive Compensation Award expressed as a percentage of his Average Annual Direct Compensation during the Award Period.

The Benchmark Participant's Target Performance Award shall not exceed 35% of his Average Annual Direct Compensation during the Award Period nor shall his Maximum Incentive Compensation Award exceed 50% of his Average Annual Direct Compensation during the Award Period.

  5.5 Award of Participation Units to the Benchmark Participant and Other Participants. Prior to the commencement of each Award Period, the Committee shall award to the Benchmark Participant and each Other Participant a specific number of Participation Units determined by the Committee.

  5.6 Communication of Objectives and Related Incentive Compensation Benefits. Performance goals and the method of determining Incentive Compensation in relationship to the Performance goals shall be communicated to the Participants prior to the beginning of each Award Period.

6. Amount of Incentive Compensation

  6.1 Calculation of the Benchmark Participant's Incentive Compensation Award. Subject to the provisions of Section 6.5 of this Plan, the amount of Incentive Compensation payable for each Award Period to the Benchmark Participant shall be as follows:

    (i) Failure to Achieve Minimum Performance Level. If at the end of the Award Period the Company's actual performance level has not equaled or exceeded the Minimum Performance Level, no Incentive Compensation shall be payable.

    (ii) Performance Equal or Exceeding Minimum Level. If at the end of the Award Period the Company's actual performance level equals or exceeds the Minimum Performance Level but does not equal or exceed the Performance Objective, the Benchmark Participant shall receive as Incentive Compensation a percentage of his Average Annual Direct Compensation during the Award Period which is equal to the sum of (a) the Minimum Achievement Award plus (b) an additional percentage determined by multiplying the difference between his Target Performance Award and his Minimum

  Achievement Award by a fraction, the numerator of which is the difference between the Company's actual performance level and the Minimum Performance Level and the denominator of which is the difference between the Performance Objective and the Minimum Performance Level.

    (iii) Performance Equals Performance Objective. If at the end of the Award Period the Company's actual performance level equals the Performance Objective, the Benchmark Participant shall receive as Incentive compensation a percentage of his Average Annual Direct Compensation during the Award Period which is equal to his Target Performance Award.

    (iv) Performance Exceeds Performance Objective. If at the end of the Award Period the Company's actual performance level exceeds the Performance Objective but does not equal or exceed the Maximum Award Level, the Benchmark Participant shall receive as Incentive Compensation a percentage of his Average Annual Direct Compensation during the Award Period which is equal to the sum of (a) his Target Performance Award plus (b) an additional percentage determined by multiplying the difference between his Maximum Incentive Compensation Award and his Target Performance Award by a fraction, the numerator of which is the difference between the Company's actual performance level and the Performance Objective and the denominator of which is the difference between the Maximum Performance Level and the Performance Objective.

    (v) Maximum Amount. If at the end of the Award Period the company's actual performance level equals or exceeds the Maximum Performance Level, the Benchmark Participant shall receive as Incentive compensation a percentage of his Average Annual Direct Compensation during the Award Period which is equal to this Maximum Incentive Compensation Award.

  6.2 Calculation of Incentive Compensation for Other Participants. Subject to the provisions of Section 6.5 of the Plan, the amount of Incentive Compensation payable to the Other Participants for each Award Period shall be calculated by multiplying the amount of Incentive compensation paid to the Benchmark Participant for such Award Period by a fraction, the numerator of which is the number of Participation Units awarded to each such Other Participant for such Award Period and the denominator of which is the number of Participation Units awarded to the Benchmark Participant for such Award Period. In the event of the death, Disability, Retirement or termination of employment of the Benchmark Participant during an Award Period, the Incentive compensation awarded to the Other Participants will be determined by applying the fraction described in the preceding paragraph to the Incentive Compensation the Benchmark Participant would have received for such Award Period had his Direct Compensation continued throughout such Award Period at the gross salary and bonus payment levels in effect immediately prior to his death, Disability, Retirement or termination of employment.

  6.3 Amounts Payable to Deceased, Disabled and Retired Participants. If a Participant's employment by the Company is terminated during an Award Period by reason of death, Disability or Retirement, the Participant's Incentive Compensation, if any, for the Award Period shall be determined pursuant to the provisions of Sections 6.1 and 6.2 of this Plan, whichever is applicable, as if such Participant had remained a Participant at the end of the Award Period; provided, however, the following shall apply:

    (i) for the purpose of determining the Company's Actual Performance Level, the Award Period shall commence as of the date originally established but shall end as of the end of the Fiscal Year during which the Participant's death, Disability or Retirement occurred. The achievement of the various Incentive Compensation goals shall therefore be determined on the basis of the Company's performance over a shorter period of time if the Participant's death, Disability or Retirement occurs prior to the commencement of the second Fiscal Year of an Award Period.

    (ii) the amount of Incentive Compensation, if any, computed under Section
  6.1 or Section 6.2 of this Plan, whichever is applicable, shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of full fiscal months during which the Participant was an employee of the Company during the Award Period and the denominator of which is the number of full fiscal months contained in the full two years of the Award Period during which the Participant's death, Disability or Retirement occurs.

    (iii) the limitation set forth in Section 6.5 shall not apply to amounts payable under this section 6.3 and, with respect to the amounts payable to Other Participants during such Award Period, amounts payable under this
  Section 6.3 shall not be included in computing the limitation under Section
  6.5.

  6.4 No Incentive Compensation for Terminated Employees. No Incentive Compensation shall be payable for an Award Period if the Participant's employment by the Company is terminated during the Award Period for reasons other than death, Disability or Retirement, provided that a Participant who is granted a Company-approved leave of absence shall not be deemed to have terminated employment by virtue of such leave of absence.

  6.5 Limitation of Aggregate Amount of Incentive Compensation Payable in Any One Fiscal Year. Except as is provided in Paragraph (iii) of Section 6.3 of this Plan, notwithstanding any other provisions of this Plan to the contrary, if the total Incentive compensation payable to all Participants for an Award Period (assuming the payment of all amounts under Section 7.1 of this Plan) exceeds three percent (3%) of the Company's aggregate Cash-Flow Return (as defined in Section 2.3) for that Award Period, the Incentive Compensation payable to each Participant for that Award Period shall be reduced in the proportion that each such Participant shares in the total Incentive compensation for the Award Period to such an extent that the total Incentive Compensation payable for the Award Period does not exceed three percent (3%) of the Company's aggregate Cash-Flow Return for the Award Period.

7. Payment.

  7.1 Form. At the end of each Award Period, the Committee shall determine in accordance with Section 6 of this Plan the Incentive Compensation, if any, for the Participant on the basis of the extent to which the performance goals were achieved by the Company. Incentive Compensation awarded under the terms of this Plan shall be paid in cash as a lump sum as soon as practicable after audited financial statements are available for the Award Period to which the Incentive Compensation pertains, unless deferred by the Participant in accordance with any applicable program for deferring incentive compensation under which such Participant has made a valid election to defer all or part of such award. In such latter case, the amount deferred by such Participant shall be handled in accordance with the applicable provisions of such deferred compensation program.

  7.2 Forfeiture of Certain Benefits. In the event that a Participant who has amounts payable as Incentive compensation under the terms of this Plan which have not been paid: (i) has engaged in felonious or fraudulent activity resulting in harm to the Company, or (ii) has divulged any of the Company's confidential information or trade information or trade secrets to a competitor, the Committee may terminate all or such portion of the amount payable as Incentive compensation to the Participant as it deems appropriate.

  7.3 Death Prior to Full Payment. In the event that a Participant has amounts payable as Incentive Compensation under this Plan and dies prior to the payment of such amounts, the amounts payable at the time of the Participant's death shall be paid to the Participant's beneficiary or, if no beneficiary was designated by the Participant, to the Participant's estate.

8. Waiver of Participation.

  8.1 Participation Voluntary. Participation in this Plan is voluntary, and an employee otherwise eligible to become a Participant or maintain his status as a Participant may waive participation by filing a declaration to this effect with the Committee.

  8.2 Effect of Waiver. In the event that a Participant waives participation in this Plan during an Award Period, no Incentive Compensation may be paid to such Participant for the Award Period during which the waiver of participation is effective.

9. Beneficiary Designation.

  9.1 Designation. A Participant may designate a beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. All designations shall be in writing in form accepted or approved by the Committee and shall be effective only if and when delivered to the Committee during the lifetime of the Participant. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distribution, the designation shall vest in the beneficiary all of the distributions whether payable before or after the beneficiary's death, and any distributions remaining upon the beneficiary's death shall be made to the beneficiary's estate.

  9.2 Changes. A Participant may from time to time during his lifetime change his beneficiary or beneficiaries by a written instrument in form accepted or approved by the Committee and delivered to the Company. In the event a Participant does not designate a beneficiary or beneficiaries as aforesaid, or if for any reason such designation does not become effective, amounts that otherwise would have been paid to such Participant shall be paid to his estate.

10. Dissolution or Merger.

  10.1 Dissolution or Change of Control of Fleetwood Enterprises, Inc. In the event that the Company is liquidated or dissolved, or in the event of the occurrence of a Change of Control, this Plan and every outstanding Award Period shall be terminated as of the date of such event. Incentive Compensation, if any, for the outstanding Award Period so terminated shall be computed by assuming that all Participants retired as of the date of such event and were entitled to the benefit, if any, computed under Section 6.3 of this Plan; provided, however, for the purposes of subparagraph (i) of Section 6.3, the Fiscal Year during which the assumed retirement occurs shall end on the date of such event. In respect of amounts deferred hereunder and any amounts which may then or thereafter become payable to a Participant or to a Participant's beneficiary or successors under Section 7 hereof plus any Award made for any outstanding Award Periods terminated under this Section 10.1, the Company shall pay such amounts promptly in cash, without regard to any elections with respect to deferrals or installments which the Participant may have in effect. Payment shall be made upon the earlier to occur of (i) a liquidation, dissolution or Change of Control with respect to the Company or (ii) a determination made by the Board of Directors of the Company in the exercise of its discretion that such liquidation, dissolution or Change of Control is imminent. A Participant shall be indemnified and held harmless for any costs incurred, including without limitation attorney's fees, in the course of and in order to receive payments of amounts to which he is entitled under this Section 10.1 by reason of Change of Control.

  10.2 Recapitalization. Notwithstanding the provisions of Section 10.1, if the Company is recapitalized or is merged in a transaction which does not result in a substantial change in the Company's operations, business, or in the ownership of the outstanding equity securities of Fleetwood Enterprises, Inc.; the Board at its sole option may determine that the provisions of Section 10.1 shall not apply.

11. Claim to Incentive Compensation and Employee Rights.

  No employee or other person shall have any claim or right to become a Participant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company, the employment contract between the Company or a Subsidiary, in the event the employer is a Subsidiary, being the determination document with respect to the employment relationship.

12. Unsecured Obligation.

  Participants under this Plan shall not have any interest in any fund or specific assets of the Company by reason of this Plan. No trust fund shall be created in connection with the Plan, and there shall be no funding of amounts which may become or are payable to any Participant.

13. Nontransferability.

  A person's rights and interests under this Plan, including amounts payable, may not be assigned, pledged, transferred or otherwise hypothecated except, in the event of an employee's death, to his designated beneficiary as provided in this Plan, or in the absence of such designation, to his heirs, devisees or legatees by will or the laws of descent and distribution. If a Participant or his successor shall attempt to assign, transfer or dispose of any right under this Plan, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall ipso facto pass to such one or more as may be appointed by the Committee from among the beneficiaries, if any, theretofore designated by such Participant and the spouse and blood relatives of the Participant. However, the Committee in its sole discretion may reappoint the Participant to receive any payment thereafter becoming due either in whole or in part. Any appointment made by the Committee hereunder may be revoked by the Committee at any time, and a further appointment made by it.

14. Tax Withholding.

  The Company shall have the right to deduct any Federal, state, local or foreign taxes or other charges required by law to be withheld from payments made to participants under the Plan.

15. Relationship to Other Benefits.

  Payments under the Plan shall be considered as compensation for the purposes of determining benefits under the Company's retirement or supplemental benefit plans, but shall not be taken into account in determining benefits under other benefit plans of the Company.

16. Amendment and Termination.

  Unless this Plan shall theretofore have been terminated as herein provided, no Award Periods may begin after May 1, 2004. The Board may terminate this Plan or may modify or amend this Plan in such respects as it shall deem advisable. No termination or amendment of the Plan under this Section 16 shall reduce the amount of the benefit which a person who is a Participant at the time such termination or amendment occurs has either already become entitled to under
Section 6 or may become entitled to as a result of Award Periods which have commenced but have not theretofore been concluded, unless such Participant consents to such reduction; provided, however, nothing herein shall prevent the Company, at its sole option, upon amendment or termination of the Plan, from prepaying all or any portion of Incentive Compensation amounts which are not yet payable or which have been deferred under Section 7 of this Plan.

17. Incompetency.

  Every person receiving or claiming benefits under this Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his estate has been appointed; provided, however, that if the Committee shall determine in its sole discretion that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative), may be paid to the spouse, a child, a parent, a brother or sister, of said person, or to any person or institution deemed by the Committee to have incurred expenses for such person otherwise entitled to payment. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any payment made in accordance with this Section shall be a complete discharge of any liability therefor under the Plan.

18. Effective Date of Amended and Restated Plan.

  The Amended and Restated Plan is effective as of April 24, 1994, subject to shareholder approval; for Award Periods beginning prior to such date, the Plan as existing prior to the effect of the amendments contained herein shall continue in effect.

19. Notices.

  Any elections by a Participant and the designation of any beneficiary under
Section 9 shall be made on forms supplied or approved by the Committee. Any other notice or other communication required or permitted by this Plan to be given or accepted by a Participant, a Participant's successors or beneficiaries, the Committee, the Company or the Board, must be in writing and may be given or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person to such party. All notices to a participant or to his or her successors or beneficiaries shall be delivered to the last known address or addresses on file with the Company. Notices to the Committee or to the Company and elections and beneficiary designations shall be delivered to the following person and address:

                         Fleetwood Enterprises, Inc.
                         3125 Myers Street
                         Riverside, California 92503-5527

                         Attention: Treasurer

or to such other address and person as the Committee shall specify.